Exhibit 99.1

FOSSIL GROUP, INC. REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Remains On Track to Achieve at Least $100 Million of Annualized Savings in 2024 Under TAG Plan

Updates Full Year Outlook

Richardson, TX, November 7, 2024 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fiscal third quarter ended September 28, 2024.

Third Quarter Summary

•Third quarter worldwide net sales decreased to $288 million, down 16% on both a reported and constant currency basis. The results included six points of negative impact related to the Company’s strategic actions to exit the smartwatch category and optimize its retail store portfolio.

•Gross margins expanded 240 basis points to 49.4%, primarily reflecting progress under the Company’s Transform and Grow ("TAG") Plan.

•Selling, general and administrative (“SG&A”) expenses of $161 million were down 16% versus last year, primarily due to lower compensation costs as a result of efficiencies from the Company’s TAG Plan.

•Third quarter operating loss of $24 million compared to an operating loss of $46 million a year ago. Adjusted operating loss of $19 million compared to an adjusted operating loss of $31 million last year.

•Inventory totaled $226 million, a decrease of 31% versus a year ago; the Company had total liquidity of $130 million at quarter end, including cash and cash equivalents of $106 million and $24 million of availability under its revolving credit facility.

“In my first sixty days at Fossil Group, I’ve been spending time with our brands, teams and partners around the world to immerse myself in the business,” said Franco Fogliato, Chief Executive Officer. “During this time, I have developed an even stronger conviction about the Company’s significant potential and our ability to return the business to profitable growth. We are moving quickly to develop a plan that will be built upon discipline, simplification and focus, leveraging our great brands and talented teams to drive a successful turnaround and create value for our shareholders.”

Third Quarter 2024 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $287.8 million, a decrease of 16.4% on a reported basis and 16.3% in constant currency compared to $344.1 million in the third quarter of fiscal 2023. The sales decrease was largely driven by overall category, consumer and channel softness. Declines in smartwatch sales resulting from our exit of the category, and our store rationalization initiatives comprised approximately six points of the sales decline in the third quarter. Net sales in constant currency declined 20% in the Americas, 11% in Europe and 17% in Asia. Wholesale sales in constant currency declined 12%, while our direct to consumer sales decreased 24%. Within our direct to consumer channels, comparable retail sales declined 12%. In our major product categories, traditional watch sales declined 12% in constant currency in the third quarter compared to the prior year period. The leathers category decreased 28% and jewelry sales declined 10% in constant currency during the third quarter. From a brand lens, the majority of the brands in our portfolio decreased in the third quarter.

•Gross profit totaled $142.2 million compared to $161.7 million in the third quarter of 2023. Gross margin increased 240 basis points to 49.4% versus 47.0% in the third quarter of 2023. The year-over-year increase was primarily due to initiatives under our TAG Plan, including improved product margins in our core categories and our exit from the smartwatch category. These favorable impacts were partially offset by increased licensor minimum royalty costs.

•Operating expenses totaled $166.7 million, down 20% compared to $208.1 million a year ago. As a percentage of net sales, operating expenses were 57.9% in the third quarter of 2024 compared to 60.5% in the prior year third quarter. Operating expenses in the third quarter of 2024 included $4.8 million of restructuring costs, primarily related to professional services and employee costs, while operating expenses in the third quarter of 2023 included $16.0 million of restructuring costs. SG&A expenses were $160.9 million, down 16% compared to the third quarter of 2023. As a percentage of net sales, SG&A expenses were 55.9% in the third quarter of 2024 compared to 55.6% in the prior year third quarter, largely driven by decreased sales.

•Operating loss was $24.5 million compared to $46.4 million in the third quarter of 2023. Operating margin was (8.5)% in the third quarter of 2024 compared to (13.5)% in the prior year third quarter. Adjusted operating loss totaled $18.7 million compared to $31.1 million in the third quarter of 2023. Adjusted operating margin was (6.5)% in the third quarter of 2024 compared to (9.0)% in the prior year third quarter.

•Interest expense decreased to $4.9 million compared to $5.8 million in the third quarter of 2023, primarily driven by a lower debt balance.

•Other income (expense) was income of $3.6 million compared to expense of $3.0 million in the third quarter of 2023, reflecting net currency gains in the third quarter of 2024 as compared to net currency losses in the prior year third quarter.

•Income (loss) before income taxes was $(25.8) million compared to $(55.2) million in the third quarter of 2023.

•Adjusted EBITDA was $(12.3) million, or (4.3)% of net sales in the third quarter of 2024 and $(29.3) million, or (8.4)% of net sales in the prior year quarter.

•Provision (benefit) for income taxes was an expense of $6.2 million, resulting in an effective income tax rate of (23.9)% compared to an expense of $5.6 million and an effective tax rate of (10.1)% in the prior year. The effective tax rate in the third quarter of 2024 differed from the prior year third quarter primarily due to a change in the Company’s global mix of earnings.

•Net loss totaled $32.0 million with net loss per diluted share of $0.60, which compares to net loss of $61.1 million and net loss per diluted share of $1.16 in the prior year quarter. Adjusted net loss for the third quarter was $27.4 million with adjusted net loss per diluted share of $0.51 compared to adjusted net loss of $49.0 million with adjusted net loss per diluted share of $0.93 in the prior year quarter. During the third quarter of 2024, currencies favorably affected net loss per diluted share by approximately $0.07.

Balance Sheet Summary

As of September 28, 2024, the Company had total liquidity of $130.1 million, including $106.3 million of cash and cash equivalents and $23.8 million of availability under its revolving credit facility. Inventories at the end of the third quarter of 2024 totaled $226.4 million, a decrease of 31% versus a year ago. Total debt was $175.7 million.

Transform and Grow Plan

The Company remains on track with its TAG Plan, a comprehensive operational plan designed to reduce operating expenses, improve operating margins and advance the Company’s commitment to profitable growth. The plan encompasses multiple workstreams with a target to drive $300 million in annualized operating income benefits by the end of 2025. The TAG Plan generated annualized operating income benefits of approximately $125 million in 2023 and is expected to generate additional annualized operating income benefits of at least $100 million in 2024. Restructuring costs associated with the TAG Plan are estimated to be $40 million in fiscal year 2024.

Strategic Business Review

In March 2024, the Company announced a strategic review of its current business model and capital structure. This includes efforts to optimize its business model through additional changes to its operations, as well as further structural cost reductions, which are under consideration. The Company anticipates this effort will expand on its current TAG Plan and could include additional debt and equity financing options, including monetization of various assets to strengthen its balance sheet. The Company has retained Evercore to act as its financial advisor.

Outlook

The Company is revising its full year financial outlook for 2024. Worldwide net sales are expected to be approximately $1.1 billion, reflecting consumer and channel softness, as well as approximately $100 million of negative impact related to the exit of its smartwatch business, and the closure of owned retail stores. Fiscal year adjusted operating margin(1) is expected to be in the range of (6)% to (8)%. The Company expects to generate positive free cash flow(2) in full year 2024, inclusive of tax refunds of approximately $57 million, which were received in the second quarter of 2024.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

(2) Free cash flow is a non-GAAP financial measure, defined as net cash from operating activities less net cash used in investing activities. A corresponding reconciliation of free cash flow to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort.

Safe Harbor

Certain statements contained herein that are not historical facts, including, but not limited to, statements regarding our outlook, expected financial position, TAG Plan benefits and expenses, liquidity and strategic review, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty, the effect of worldwide economic conditions; the effect of any pandemics; risks related to the success of our restructuring program; the failure to meet the continued listing requirements of Nasdaq; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; any impact of minimum royalty commitments in excess of royalties payable on actual sales; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
($ in millions, except per share data):	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$287.8	$344.1	$802.7	$991.1
Cost of sales	145.6	182.4	390.1	512.1
Gross profit	142.2	161.7	412.6	479.0
Gross margin	49.4%	47.0%	51.4%	48.3%
Operating expenses:
Selling, general and administrative expenses	160.9	191.5	466.7	569.5
Other long-lived asset impairments	1.0	0.6	1.9	0.8
Restructuring charges	4.8	16.0	31.6	27.7
Total operating expenses	$166.7	$208.1	$500.2	$598.0
Total operating expenses (% of net sales)	57.9%	60.5%	62.3%	60.3%
Operating income (loss)	(24.5)	(46.4)	(87.6)	(119.0)
Operating margin	(8.5)%	(13.5)%	(10.9)%	(12.0)%
Interest expense	4.9	5.8	14.1	16.1
Other income (expense) - net	3.6	(3.0)	8.9	6.8
Income (loss) before income taxes	(25.8)	(55.2)	(92.8)	(128.3)
Provision (benefit) for income taxes	6.2	5.6	2.3	—
Less: Net income attributable to noncontrolling interest	—	0.3	—	0.6
Net income (loss) attributable to Fossil Group, Inc.	$(32.0)	$(61.1)	$(95.1)	$(128.9)
Earnings per share:
Basic	$(0.60)	$(1.16)	$(1.80)	$(2.47)
Diluted	$(0.60)	$(1.16)	$(1.80)	$(2.47)
Weighted average common shares outstanding:
Basic	53.2	52.5	52.9	52.2
Diluted	53.2	52.5	52.9	52.2

`

Consolidated Balance Sheet Data ($ in millions):	September 28, 2024	September 30, 2023
Assets:
Cash and cash equivalents	$106.3	$116.1
Accounts receivable - net	173.7	194.0
Inventories	226.4	326.7
Other current assets	69.5	148.1
Total current assets	$575.9	$784.9
Property, plant and equipment - net	$45.2	$68.6
Operating lease right-of-use assets	135.5	154.5
Intangible and other assets - net	55.8	55.2
Total long-term assets	$236.5	$278.3
Total assets	$812.4	$1,063.2

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$315.2	$348.1
Short-term debt	2.3	0.5
Total current liabilities	$317.5	$348.6
Long-term debt	$173.4	$255.9
Long-term operating lease liabilities	120.6	142.1
Other long-term liabilities	39.0	37.8
Total long-term liabilities	$333.0	$435.8
Stockholders’ equity	161.9	278.8
Total liabilities and stockholders’ equity	$812.4	$1,063.2

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the 39 Weeks Ended
	September 28, 2024			September 30, 2023	September 28, 2024			September 30, 2023
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$121.3	$1.2	$122.5	$152.6	$351.0	$0.3	$351.3	$437.2
Europe	97.0	(1.3)	95.7	107.7	250.6	(1.9)	248.7	301.6
Asia	69.0	0.2	69.2	83.0	199.7	4.3	204.0	247.3
Corporate	0.5	(0.1)	0.4	0.8	1.4	—	1.4	5.0
Total net sales	$287.8	$—	$287.8	$344.1	$802.7	$2.7	$805.4	$991.1

Product categories:
Watches:
Traditional watches	$223.2	$0.3	$223.5	$252.7	$603.9	$1.7	$605.6	$714.2
Smartwatches	4.0	(0.1)	3.9	17.3	21.2	0.1	21.3	59.5
Total watches	$227.2	$0.2	$227.4	$270.0	$625.1	$1.8	$626.9	$773.7
Leathers	23.9	—	23.9	33.0	78.7	0.3	79.0	106.6
Jewelry	31.5	(0.2)	31.3	34.6	81.9	0.5	82.4	91.0
Other	5.2	—	5.2	6.5	17.0	0.1	17.1	19.8
Total net sales	$287.8	$—	$287.8	$344.1	$802.7	$2.7	$805.4	$991.1

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2023	Fiscal 2024
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$(27.8)	$(30.4)	$(36.6)	$(25.8)	$(120.6)
Plus:
Interest expense	5.7	5.1	4.1	4.9	19.8
Amortization and depreciation	4.6	4.5	3.9	3.8	16.8
Impairment expense	1.3	0.4	0.6	1.0	3.3
Other non-cash charges	0.1	(0.1)	0.1	(0.5)	(0.4)
Stock-based compensation	1.1	1.0	0.6	0.6	3.3
Restructuring expense	15.5	10.1	16.7	4.8	47.1
Restructuring cost of sales	(1.3)	(0.2)	—	—	(1.5)
Less:
Interest income	0.9	1.1	1.1	1.1	4.2
Adjusted EBITDA	$(1.6)	$(10.7)	$(11.7)	$(12.3)	$(36.4)

	Fiscal 2022	Fiscal 2023
($ in millions):	Q4	Q1	Q2	Q3	Total
Income (loss) before income taxes	$(4.0)	$(39.6)	$(33.5)	$(55.2)	$(132.3)
Plus:
Interest expense	5.8	5.0	5.3	5.8	21.9
Amortization and depreciation	5.7	5.1	4.8	4.5	20.1
Impairment expense	1.2	0.1	0.2	0.6	2.1
Other non-cash charges	(0.3)	(0.2)	(0.5)	(0.2)	(1.2)
Stock-based compensation	2.3	1.4	1.6	1.5	6.8
Restructuring expense	0.7	7.1	4.6	16.0	28.4
Restructuring cost of sales	—	5.3	2.9	(1.3)	6.9
Unamortized debt issuance costs included in loss on extinguishment of debt	1.1	—	—	—	1.1
Less:
Interest income	0.4	0.6	0.8	1.0	2.8
Adjusted EBITDA	$12.1	$(16.4)	$(15.4)	$(29.3)	$(49.0)

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended September 28, 2024
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(24.5)	$1.0	$4.8	$(18.7)
Operating margin (% of net sales)	(8.5)%			(6.5)%
Interest expense	(4.9)	—	—	(4.9)
Other income (expense) - net	3.6	—	—	3.6
Income (loss) before income taxes	(25.8)	1.0	4.8	(20.0)
Provision (benefit) for income taxes	6.2	0.2	1.0	7.4
Less: Net income attributable to noncontrolling interest	—	—	—	—
Net income (loss) attributable to Fossil Group, Inc.	$(32.0)	$0.8	$3.8	$(27.4)
Diluted earnings (loss) per share	$(0.60)	$0.02	$0.07	$(0.51)

	For the 13 Weeks Ended September 30, 2023
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(46.4)	$(1.3)	$0.6	$16.0	$(31.1)
Operating margin (% of net sales)	(13.5)%				(9.0)%
Interest expense	(5.8)	—	—	—	(5.8)
Other income (expense) - net	(3.1)	—	—	—	(3.1)
Income (loss) before income taxes	(55.2)	(1.3)	0.6	16.0	(39.9)
Provision for income taxes	5.6	(0.3)	0.1	3.4	8.8
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(61.1)	$(1.0)	$0.5	$12.6	$(49.0)
Diluted earnings (loss) per share	$(1.16)	$(0.02)	$0.01	$0.24	$(0.93)

	For the 39 Weeks Ended September 28, 2024
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(87.7)	$(0.2)	$1.9	$31.6	$(54.4)
Operating margin (% of net sales)	(10.9)%				(6.8)%
Interest expense	(14.1)	—	—	—	(14.1)
Other income (expense) - net	9.0	—	—	—	9.0
Income (loss) before income taxes	(92.8)	(0.2)	1.9	31.6	(59.5)
Provision (benefit) for income taxes	2.3	—	0.4	6.6	9.3
Less: Net income attributable to noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to Fossil Group, Inc.	$(95.1)	$(0.2)	$1.5	$25.0	$(68.8)
Diluted earnings (loss) per share	$(1.80)	$—	$0.03	$0.47	$(1.30)

	For the 39 Weeks Ended September 30, 2023
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(119.0)	$6.8	$0.8	$27.7	$(83.7)
Operating margin (% of net sales)	(12.0)%				(8.4)%
Interest expense	(16.1)	—	—	—	(16.1)
Other income (expense) - net	6.8	—	—	—	6.8
Income (loss) before income taxes	(128.3)	6.8	0.8	27.7	(93.0)
Provision for income taxes	—	1.4	0.2	5.8	7.4
Less: Net income attributable to noncontrolling interest	(0.6)	—	—	—	(0.6)
Net income (loss) attributable to Fossil Group, Inc.	$(128.9)	$5.4	$0.6	$21.9	$(101.0)
Diluted earnings (loss) per share	$(2.47)	$0.10	$0.01	$0.42	$(1.94)

Store Count Information

	September 30, 2023	Opened	Closed	September 28, 2024
Americas	143	2	29	116
Europe	87	0	20	67
Asia	73	2	7	68
Total stores	303	4	56	251

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